Exhibit 10.1

April 8, 2008

The Texas A&M University System
200 Technology Way Suite 2043
College Station, Texas 77845

Dear Sir or Madam:

Reference is made to that certain Economic Development Agreement, dated July 15, 2005 (the “Agreement”), by and among the State of Texas, acting by and through the Office of Economic Development and Tourism, a division within the Office of the Governor (the “OOGEDT”), The Texas A&M University System (“TAMUS”) and Lexicon Genetics Incorporated (now known as Lexicon Pharmaceuticals, Inc., “Lexicon”), collectively referred to as the “Parties.”  All capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

As we have discussed, the board of directors and members of The Texas Institute for Genomic Medicine (“TIGM”) have determined that the interests promoted by the Agreement would be best served by the dissolution of TIGM as a non-profit corporation and its reconstitution as an institute within TAMUS.  TAMUS will obtain all of the assets of the existing non-profit corporation, as provided in its Articles of Incorporation, and will assume responsibility for all of its contractual obligations, including all obligations of TIGM under the Agreement.  In partial consideration for this change in status, the allocation of responsibility between Lexicon and TAMUS for new Employment Positions under the Agreement will be modified as described below.

TAMUS and Lexicon will remain responsible to the State for creating, in the aggregate, at least Five Thousand (5,000) new Employment Positions in Texas by December 31, 2015, and for maintaining such new Employment Positions in Texas from December 31, 2015 to December 31, 2027, as is presently the case under the Agreement, with each party’s obligation modified in accordance with this letter.  TAMUS will remain responsible for 3,384 new jobs under the terms described in the Agreement, and Lexicon will remain responsible for 1,616 new jobs at Lexicon and its affiliates in which Lexicon has a 50% or higher ownership interest.

 TAMUS and Lexicon have agreed, however, subject to consent of the OOGEDT as indicated below, that (i) TAMUS will assume Lexicon’s obligation to create the Employment Positions required to be created by Lexicon in Section 2.d of the Agreement for the five-year period from 2007 through 2011, and (ii) Lexicon shall be responsible for the Employment Positions as set out in the revised schedule of Job Targets below for the years 2012 through 2016, and for maintaining 1,616 Employment Positions for the years 2017 and 2018. TAMUS shall only be required to maintain 3,384 Employment Positions for the years 2016, 2017 and 2018.

The revised schedule of Job Targets in Section 2.d of the Agreement will be as follows:

By End of Calendar Year	Aggregate Job Target	TAMUS Job Target	Lexicon Job Target
2007	198	198	0
2008	357	357	0
2009	581	581	0
2010	894	894	0
2011	1,345	1,345	0
2012	1,801	1,676	125
2013	2,562	2,353	209
2014	3,573	3,272	301
2015	5,000	4,598	402
2016	5,000	3,384	1,616

It is understood that the Job Targets for each year in the foregoing table include the maintenance over the course of such year of the Employment Positions in the preceding year’s Job Target, with the balance of such Job Target representing new Employment Positions established by the end of the year.  It is further understood that the number of Employment Positions to be maintained by TAMUS and Lexicon, respectively, in years after 2016 represent the maintenance of the contemplated number of Employment Positions over the course of such year.

In connection with the extension of Lexicon’s obligations through 2018 as provided in this letter, Lexicon agrees to submit an Annual Compliance Verification to OOGEDT not later than January 31 of each year through 2019 under the terms set forth in Section 2.e of the Agreement.

TAMUS shall continue to be eligible to earn surplus job credits in the event it maintains jobs in excess of 3,384 for the years 2016, 2017, and 2018.  As is presently the case under the Agreement, Lexicon shall not be eligible to use any surplus job credits of TAMUS to offset its Employment Position obligations, but shall continue to be eligible to earn and use its own surplus job credits on the terms set forth in the Agreement to the extent it creates or maintains jobs in excess of the amounts indicated in this letter for any year through 2018. TAMUS shall continue to be responsible for maintaining 5,000 Employment Positions for the years 2019-2027.  In recognition of the foregoing modifications, the final year of Lexicon’s Job Target commitment referenced in Section 3.b of the Agreement will be 2018 rather than 2015.  Finally, in connection with the reconstitution of TIGM within TAMUS, the reference to “TIGM members” in Section 3.b of the Agreement shall be changed to “institutions of higher education, research institutes, companies or other entities within the State.”  However, such institutions of higher education, research institutes, companies, or other entities shall only be allowed to count for purposes of Section 3.b if sufficient evidence is provided to the State, to the reasonable satisfaction of the State, that the funding is related to research using materials obtained from TIGM.

In addition to all other reporting obligations contained in the Agreement, TAMUS shall, as part of its Annual Compliance Verification, report on the progress of the original mission of TIGM, including activities associated with the TEF Award and the use of the OmniBank II Library by other universities, researchers, and private companies.

The Parties agree that all of the terms and conditions of the Agreement shall remain in full force and effect and shall continue to govern except to the extent that they conflict with the terms of this amendment.  This letter amendment is contingent upon the board of directors and members of TIGM voting to dissolve TIGM in accordance with the organizational documents of TIGM and Texas law not later than April 30, 2008.

Very truly yours,

Lexicon Pharmaceuticals, Inc.

By:	/s/ Arthur T. Sands
Name:	Arthur T. Sands
Title:	President and Chief Executive Officer

Acknowledged and agreed:

The Texas A&M University System

By:	/s/ Michael O. McKinney
Name:	Michael D. McKinney
Title:	Chancellor
Date:	April 14, 2008

State of Texas, Office of the Governor,
Economic Development and Tourism

By:	/s/ Brian C. Newby
Name:	Brian C. Newby
Title:	Chief of Staff
Date:	April 30, 2008